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                                              Minntech Corporation
                                              Exhibit 10 (h)
                                              Form 10-K  March 31, 1995
     [Minntech Letterhead]






                                             March 22, 1995



Mr. Robert M. Rosner                              BY HAND
1571 17th Avenue N.W.
New Brighton, MN  55112


Dear Bob:


          1. You have decided to voluntarily terminate your employment with Minntech Corporation ("Minntech") effective May 31, 1995. Because of the many years of service you have given to Minntech and the anticipated continued relationship between you and Minntech as described below, this letter describes Minntech's offer of severance in connection with your voluntary termination. After reading this letter, if you agree to the terms set forth herein, please return a signed copy to me as described below.

          2. Although not obligated to do so, in exchange for agreeing to the terms set forth in this letter, we have offered to provide you with the following severance benefits. Minntech will pay to you a guaranteed amount equal to six (6) months' salary (payable semi-monthly in the amount of $3,857.12) commencing June 1, 1995 and ending November 30, 1995 (the "Post-Termination Period") whether you commence employment elsewhere or remain unemployed. If Minntech for any reason whatsoever asks you to leave prior to May 31, 1995, it will continue to pay you an amount equal to $3,857.12 semi-monthly through May 31, 1995 and thereafter as provided herein.

          3. In the event you become deceased at any time by reasons other than suicide (i) from the signing of this Severance Agreement to May 31, 1995,
(ii) during the Post-Termination Period, or (iii) during the Additional Period, Minntech will continue to pay your designated beneficiary a semi-monthly payment of $3,857.12 until May 31, 1996.

          4.   You agree to make a good faith effort to find employment.

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          5.   If you do not find employment during the Post-Termination Period and sign a second release of claims (in the form attached hereto) on or after May 31, 1995, Minntech will continue to pay you semi-monthly in the amount of $3,857.12 for each month you remain unemployed for up to six additional (6) months commencing December 1, 1995 and ending May 31, 1996 (the "Additional Period"). If you commence such employment during the Post-Termination or Additional Period, you agree to notify Minntech and Minntech's obligation to make the aforementioned salary payment during the Additional Period shall cease. The term "employment" as used in this paragraph shall mean any employment whether de minimis or not.

          6. You will also be eligible under the Minntech Management Incentive Compensation Plan for a performance bonus for work performed during fiscal year ending March 31, 1995, which is payable on or about June, 1995. As you know however, the determination of the amount of bonus paid to any employee is at the discretion of the President and may vary from employee to employee. Because that determination has not yet been made, Minntech cannot guarantee a fixed amount to you at this point in time.

          7. In exchange for the foregoing payments, you agree (a) to serve as a consultant to Minntech during (i) the Post-Termination Period and (ii) the Additional Period for so long as the aforementioned semi-monthly payments are being made to you; (b) to remain an employee of Minntech through May 31, 1995 in order to assist as necessary on the audit for fiscal year-ended March 31, 1995, transfer files and projects, and accomplish an orderly transition; (c) agree to the release of claims as explained more fully below; and (d) to execute the new form of employee agreement dated April 1, 1995 (the "Employment Agreement"). In regard to (a) above, the consulting agreement shall be in accordance with the agreement attached hereto (the "Consulting Agreement"). In the event that either party terminates the Consulting Agreement as provided therein, except as otherwise set forth in paragraph 11, release of the claims set forth in this Severance Agreement shall remain in effect and shall be fully enforceable by each party. In regard to (d) above, the Employment Agreement shall be in accordance with the agreement attached hereto; provided, however, that this Severance Agreement shall supersede both parties' right to terminate at will under the Employment Agreement.

          8. You will remain on the group insurance plan through May 31, 1995. Thereafter, you will be eligible for an extension of those insurance benefits for eighteen (18) months under COBRA.

          9. For the reasons set forth below, the payments to you would commence on the later of June 15, 1995 or seventeen (17) days after you sign this Agreement and return it to me, if you do not rescind your release of claims.

          10. As you have offered, you will continue to serve as a Board member (with no per meeting payment) until the Annual Meeting of Shareholders in August, 1995.

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          11.  As consideration for the severance package set forth above, except for claims related to non-performance by Minntech under this Severance Agreement and the Consulting Agreement, you agree to release Minntech, its officers, directors, agents and employees from any and all claims and causes of action which you may have against them. As consideration for your release of claims, except for claims related to breach of your obligations related to non-competition and disclosure of confidential information under the Employment Agreement and non-performance under the Consulting Agreement, Minntech releases you from any and all claims and causes of action which it may have against you.

          12. Through these releases, both parties extinguish any and all causes of action against the other occurring up to the date of this Agreement, including, but not limited to, impairment of economic opportunity or any contract claims, intentional inflection of emotional distress or any other tort, and all claims arising from any federal, state or municipal law or ordinance. Your release also extinguishes any potential claims of employment discrimination arising from your employment and termination of employment with Minntech, including specifically any claims under the Minnesota Human Rights Act, the Federal Age Discrimination in Employment Act, or Title VII of the Civil Rights Act of 1964. You are advised to consult an attorney prior to signing your acknowledgment to this Agreement.

          13. Because this Severance Agreement includes a release of any rights you may have under the Age Discrimination in Employment Act, under federal law you are entitled to a period of at least twenty-one (21) days from your receipt of this letter during which to consider that agreement. You have the full twenty-one (21) days during which to consider the terms of this Agreement, and we encourage you to use the waiting period to consider this proposal if you so desire. If, with full knowledge of your right to the twenty-one (21) day waiting period, you wish to waive all or any part of that twenty-one (21) day waiting period, you may do so by signing the acknowledgment attached to the severance agreement that confirms your choice to waive the twenty-one (21) day waiting period.

          14. Under Minnesota Statutes, you have the right to rescind your release of only those rights and remedies secured by the Minnesota Human Rights Act, Minnesota Statute Chapter 363, within fifteen (15) calendar days of your execution of this release. To be effective, your rescission must be in writing and delivered to Minntech Corporation, Attention: Louis C. Cosentino, Ph.D., President, 14605 28th Avenue North, Minneapolis, Minnesota 55447, either by hand or mail, within the fifteen (15) day period. If delivery is my mail, the rescission must be (i) postmarked within the fifteen (15) day period; (ii) properly addressed to Minntech at the address stated in the preceding sentence; and (iii) sent by certified mail, return receipt requested. If you effectively exercise this right of rescission, this Agreement shall be rendered null and void, with neither you nor Minntech having any further obligation to the other under this Agreement, except that your resignation will remain in effect and you shall

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then promptly reimburse Minntech for any payments or other benefits received by you under this Agreement.

          15. Upon your execution of this Agreement, we will arrange to speak with you seventeen (17) days after the date you sign this Agreement (or the next business day after that date if the seventeenth day falls on a weekend). If you have not exercised your right to rescind this Agreement and confirm that fact to us, Minntech will then commence your continued salary payment as set forth above, if it is on or after June 15, 1995.

          16. This Severance Agreement and General Release shall not in any way be construed as an admission of liability by Minntech Corporation or as an admission that Minntech has acted wrongly with respect to you. Minntech Corporation specifically denies and disclaims any such liability or wrongful acts.

          17. This Severance Agreement and the attached Consulting and Employment Agreements set forth the entire agreement between you and Minntech and fully supersede any prior agreements or understandings between you and Minntech, concerning your termination of employment. This Agreement does not amend or in any manner limit any of your post-employment obligations to Minntech, including your obligations regarding non-competition and non-disclosure of confidential information under the Employment Agreement, as more fully set forth in the attached letter. We ask that our records reflect that you conclude your employment with Minntech on terms you understand and accept. Therefore, we ask you to declare that you have entered into these Agreements voluntarily, without coercion or duress, and with the opportunity to review its contents with legal counsel if you so desire. We ask you to reflect on the fact that this Severance Agreement releases all known and unknown claims against Minntech Corporation.

          18. If you accept Minntech's severance package as outlined herein, please sign the original and two copies and return the original and one copy to me. The second copy is for your files. Additionally, if you decide to accept this Severance Agreement prior to the end of the twenty-one (21) day waiting period, also sign the attached acknowledgement that you are voluntarily waiving the waiting period.


          Thank you for your twenty years of service to Minntech. I know that I speak for everyone at Minntech in wishing you both personal satisfaction and continued professional success as you enter this new phase of your life.

               Very truly yours,

                       /s/


               Louis C. Cosentino, Ph.D.
               President

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Read and agreed to, with
declarations confirmed.

Dated: March 22, 1995


__________/s/_________________
Robert M. Rosner





















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